Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is between SCIENTIFIC LEARNING CORPORATION (“SLC”) and DR. MICHAEL MERZENICH (“Contractor”), dated as of March 15, 2007.

1.	ENGAGEMENT OF SERVICES.
a.

SLC hereby engages Contractor, and Contractor hereby agrees, to render the services (the “Services”) described in the Project Descriptions. The first Project Description is signed by both parties and attached to this Agreement. SLC and Contractor may amend the initial Project Description or add additional Services by having both parties sign a new Project Description referring to this Agreement.

b.

The manner and means by which Contractor renders the Services are in Contractor’s discretion and control. Contractor agrees to exercise the highest degree of professionalism, to perform the Services to applicable industry standards, and to utilize Contractor’s expertise and creative talents in performing the Services.

c.

Contractor agrees at Contractor’s own expense to provide Contractor’s own facilities, equipment, tools and other materials to use in performing the Services, except that SLC will make its facilities and equipment available to Contractor as SLC and Contractor may agree. Contractor agrees not to use the facilities, equipment, tools or other materials of any third parties or to subcontract or otherwise delegate Contractor’s obligations in connection with this Agreement without SLC’s prior written consent.

2.

COMPENSATION. SLC will pay Contractor a fee for services rendered under this Agreement as set forth in the Project Descriptions. Contractor will be reimbursed for expenses only as set forth in the Project Descriptions. Except as provided in the applicable project description, SLC will pay Contractor for services and will reimburse Contractor for approved expenses within thirty (30) days of the date of Contractor’s invoice. Invoices will meet all detail requirements stated in the applicable Project Description. If this Agreement or a Project Description is terminated for any reason, Contractor will be paid fees on a proportional basis for work which is performed through the effective date of such termination.

3.

INDEPENDENT CONSULTANT RELATIONSHIP. Contractor’s relationship with SLC will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor is not an agent of SLC and is not authorized to make any representation or commitment on behalf of SLC. Contractor will not be entitled to any of the benefits that SLC may make available to its employees, such as workers’ compensation, unemployment, disability, other group insurance, profit sharing or retirement benefits. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. Contractor must provide SLC with a properly completed Form W-9 before any fee can be paid to Contractor

4.	CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY RIGHTS.

a.

Confidential Information. Contractor agrees to keep SLC Confidential Information confidential, not to use SLC Confidential Information except for the purposes of providing Services to SLC, not to disclose any SLC Confidential Information to any third party without first obtaining SLC’s express written consent, and to take reasonable precautions to prevent the unauthorized use or disclosure of SLC Confidential Information. “SLC Confidential Information” means any information that relates to SLC which SLC has not made publicly available, including without limitation, marketing, sales or business strategy plans or information; product plans; financial statements, budgets or other financial information; trade secrets, inventions, developments, designs, discoveries, computer programs, processes, know-how, or other research results or strategies; or license, cost, price, supplier, customer, employee or investor information. SLC Confidential Information may be in oral, written, graphic or electronic form. For purposes of this Agreement, SLC Confidential Information includes any information of a third party which SLC has in its possession under obligations of confidentiality. SLC Confidential Information does not include any information that (1) has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) was rightfully received by Contractor from a third party without confidential limitations; (3) was independently developed for Contractor by persons having no access to SLC Confidential Information; or (4) was known to Contractor prior to its first receipt from SLC, as shown by Contractor’s written records.

b.

Assignment of Work Product to SLC. SLC shall own, and Contractor irrevocably assigns to SLC, all right, title and interest worldwide in and to any and all SLC Work Product. “SLC Work Product” is Work Product which Contractor, alone or with others, conceives, discovers, develops, makes or reduces to practice in the course of performing the Services. “Work Product” includes any invention, discovery, design, development, process, technique, know-how, improvement, formula, idea or trade secret; any computer program or software, book, article, artwork, other written or graphic material or other work of authorship; or any data or compilation of data. Contractor’s assignment includes all intellectual property rights to any SLC Work Product, including copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights. Contractor retains no rights to use the SLC Work Product and agrees not to challenge the validity of SLC’s ownership of the SLC Work Product. Contractor agrees to disclose all SLC Work Product promptly in writing to SLC.

c.

Waiver of Assignment of Other Rights. If Contractor has any rights to the SLC Work Product that cannot be assigned to SLC, Contractor unconditionally and irrevocably waives the enforcement of such rights against SLC, and agrees, at SLC’s request and expense, to consent to and join in any action to enforce such rights. If Contractor has any right to the SLC Work Product that cannot be assigned to SLC or waived by Contractor, Contractor unconditionally and irrevocably grants to SLC during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, paid up and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to make, use, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, under such rights.

d.

Background Technology. If Contractor intends to use any technology or inventions that are already in existence and do not belong to SLC (“Background Technology”) in performing the Services, Contractor must attach a written description of that technology to this Agreement. Contractor (1) represents that Contractor has the right to incorporate any Background Technology that is incorporated into the SLC Work Product without incurring any obligations to or violating any rights of third parties; and (2) hereby grants SLC a non-exclusive, irrevocable, perpetual, worldwide, paid up and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to make, use, sell, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed any Background Technology incorporated or used in the SLC Work Product for the purpose of developing and marketing SLC products.

e.

Assistance. Contractor agrees to cooperate with SLC, both during and after the term of this Agreement, in the procurement, maintenance and enforcement of SLC’s rights in SLC Work Product and to execute, when requested, any documents deemed necessary by SLC to the procurement, maintenance and enforcement of SLC’s rights in SLC Work Product. SLC shall compensate Contractor at a reasonable rate for the time actually spent by Contractor at SLC’s request on such assistance.

f.

Employees of Contractor. Any employee or consultant of Contractor who performs any part of the Services must sign a written agreement with Contractor individually agreeing to the provisions of Section 4 for the benefit of Contractor prior to performing any part of the Services.

5.	CONTRACTOR REPRESENTATIONS AND WARRANTIES. Contractor hereby represents and warrants that:
a.	SLC Work Product will be an original work of Contractor and will not infringe the intellectual property rights of third parties;
b.	Contractor has full right and power to enter into and perform this Agreement without the consent of any third party;
c.	There is no other existing contract or duty on Contractor’s part inconsistent or incompatible with this Agreement;
d.	Contractor will not perform work or enter into an obligation that is inconsistent or incompatible with Contractor’s obligations under this Agreement or the scope of Services rendered for SLC; and
e.	Contractor will not disclose to SLC, bring onto SLC’s premises, or induce SLC to use any confidential information that belongs to anyone other than SLC or Contractor.

6              TERMINATION.

a.

Termination. Either SLC or Contractor may terminate this Agreement or any Project Description at its convenience and without any breach by the other party upon fifteen (15) days' prior written notice to the other party.

b.

Noninterference with Business. During and for a period of two (2) years immediately following termination of this Agreement by either party, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with SLC.

c.

Return of SLC Property. Upon termination of the Agreement or earlier as requested by SLC, Contractor will deliver to SLC any and all drawings, notes, specifications, devices, and other documents and materials related to the Services, together with all copies thereof, and any other material containing any SLC Proprietary Information or SLC Work Product or SLC Proprietary Information.

7	GENERAL PROVISIONS.

a.

Prior Relationships. By signing this Agreement, Contractor agrees that Contractor has already been appropriately compensated for all work performed by Contractor for SLC prior to the date Contractor signs this Agreement (other than Services covered by this Agreement) and that all Work Product resulting from services previously performed by Contractor for SLC should be considered SLC Work Product, owned in all respects by SLC.

b.

Government Contracts. If Contractor performs Services in connection with any government contract (including a contract with any school or school district) to which SLC is a party, Contractor agrees to abide by all laws and regulations relating to such contract and to all provisions of such contract applicable to subcontractors. To the extent that any such law, rule, or provision requires that a clause be included in this Agreement, Contractor agrees that such provision or clause shall be added to this Agreement and the same shall then become a part of this Agreement.

c.	No Assignment. This Agreement may not be assigned by Contractor without SLC’s consent, and any such attempted assignment shall be void and of no effect.

d.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Effective as of the date of this Agreement, the terms of this Agreement will govern all Project Descriptions and services undertaken by Contractor for SLC.

e.	Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5 and Section 6.

f.

Waiver. No waiver by SLC of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by SLC of any right under this Agreement shall be construed as a waiver of any other right. SLC shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

g.

Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

h.

Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Contractor hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Francisco, California for actions arising from or related to this Agreement.

i.

Arbitration. All disputes arising out of or relating to this Agreement or a breach of this Agreement that cannot be settled amicably will be resolved by arbitration before one neutral arbitrator (who shall be an attorney at law familiar with the computer industry) in San Francisco and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Any provisional or equitable remedy that would be available from a court of law will be available from the arbitrator. Judgment upon the award of the arbitrator may be enforced in any court having jurisdiction thereof.

j.

Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

k.

Injunctive Relief. A breach of any of the terms of Section 4 or Section 6b of this Agreement may result in irreparable and continuing damage to SLC for which there may be no adequate remedy at law, and SLC is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

IN WITNESS WHEREOF, the parties have caused this Independent Contractor Agreement to be executed by their duly authorized representative(s).

SCIENTIFIC LEARNING CORPORATION

By: ____________________________________	By: ____________________________________

Name (print): Robert C. Bowen	Name (print): Dr. Michael Merzenich

Address: 300 Frank H. Ogawa Plaza, Suite 600	Address: 20 Hillpoint Avenue

Oakland, California 94612-2040	San Francisco, California 94117

PROJECT DESCRIPTION

Services to be performed:

Consulting services relating to SLC’s public and customer relationships, including public speaking to and meetings with educational leaders, speech and language professionals, and other audiences as mutually agreed.

Services will be performed on a schedule mutually agreed upon by SLC and Contractor.

Contractor is responsible for determining that performing services for SLC under this Agreement is consistent with applicable UCSF policies.

Time Period during which Services will be performed:

The term of this contract will begin March 15, 2007 and end December 31, 2008.

Fees for Services: $2,000 per full day.

Invoicing Requirements:

Contractor’s invoices shall state the dates on which Services were performed and a description of the services provided.

Expenses:

SLC will reimburse Contractor for reasonable expenses incurred in connection with the performance of services under this Agreement provided that Contractor has obtained prior approval from Contractor’s principal SLC contact and submits verification of such expenses as SLC may require.

NOTE:   This Project Description is governed by the terms of the Independent Contractor Agreement between SLC and Contractor, dated as of March 15, 2007.

SCIENTIFIC LEARNING CORPORATION	DR. MICHAEL MERZENICH

By:_________________________________	By:_________________________________
(Signature)	(Signature)

Name (print): Robert C. Bowen	Name (print): Dr. Michael Merzenich

Dated: ______________________________	Dated: ______________________________